Exhibit 99.8(i)(i)

Execution Copy

Amendment No. 1 to Fund Participation and Service Agreement
between
Protective Life and Annuity Company
American Funds Distributors, Inc.
American Funds Service Company
Capital Research and Management Company
And American Funds Insurance Series

Protective Life and Annuity Company (“Insurance Company”) for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc.(“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”) and American Funds Insurance Series (the “Series”), have previously entered into a Fund Participation and Service Agreement dated June 18, 2015 (as amended to date, the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

For good and valuable consideration, the receipt of which is acknowledged, the parties agree to amend the Agreement as follows:

  The preamble to the Agreement is hereby deleted and replaced with the following:

  “Protective Life Insurance Company (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 18th day of June 2015, that shares of the Funds shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:”

  The first three sentences of Section 1.a. are hereby deleted and replaced with the following:

  As distributor of the Series, AFD agrees to make Class 2, and Class 4 shares of the Funds that offer such share classes available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit A pursuant to the terms of the Agreement.  The Insurance Company  agrees to give the Series and CRMC at least thirty (30) days’ notice prior to adding any additional Funds as underlying investment options to the Contracts.

  Exhibit A is deleted and replaced with the attached Exhibit A.

  Exhibit B is deleted in its entirety.

  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this amendment to be executed as of November 30, 2020.

PROTECTIVE LIFE AND ANNUITY COMPANY

for itself and on behalf of the Separate Accounts

By: /s/ Steve Cramer

Name: Steve Cramer

Title: Chief Product Officer – Retirement Division

AMERICAN FUNDS DISTRIBUTORS, INC.

By: /s/ Timothy W McHale

Name: Timothy W McHale

Title: Secretary

AMERICAN FUNDS INSURANCE SERIES

By: /s Steve Koszalka

Name: Steve Koszalka

Title: Secretary

AMERICAN FUNDS SERVICE COMPANY

By: /s/ Angela Mitchell

Name: Angela Mitchell

Title: Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Michael J Triessl

Name: Michael J. Triessl

Title: Authorized Signer

EXHIBIT A

Insurance Company Accounts

Variable Annuity Account A of Protective Life
Protective NY COLI VUL Separate Account
Protective NY COLI PPVUL Separate Account